Exhibit 99

To executive officers and directors of

Brinker International, Inc. (“Brinker”):

The Brinker International, Inc. 401(K) Savings Plan (the “Plan”) will be changing recordkeepers from Ameriprise Trust Co. (“Ameriprise”) to Fidelity Investments (“Fidelity”) beginning January 2, 2006.  In order to insure that all information regarding Plan participants’ accounts is transferred accurately from Ameriprise to Fidelity, there will be a period of time during which Plan participants will be unable to direct investments in their Plan accounts, obtain a loan from the Plan or obtain a distribution from the Plan.  Commencing at 4:00 p.m., Eastern Time, on December 23, 2005, Plan participants are prohibited from requesting loans or withdrawals from the Plan, with further restrictions on exchanges between investment options occurring on December 27, 2005.  This period is expected to end the week of January 16, 2006.  You will be informed if the timing of this period changes.

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, as an executive officer and/or director of Brinker, you are prohibited from directly or indirectly purchasing, selling or otherwise acquiring equity securities of Brinker from 4:00 p.m., Eastern Time, on December 23, 2005 through the end of the week of January 16, 2006.  This prohibition relates not only to securities held for your account in the Plan but also any other securities of Brinker (including exercising stock options) that you have acquired by virtue of your service as a director or executive officer of Brinker.  This prohibition also relates to shares which may be owned of record by immediate family members or trusts, but which are deemed to be beneficially owned by you.

Inquiries regarding the above-described period or this notice may be directed to Bryan McCrory, Assistant General Counsel, Brinker International, Inc., 6820 LBJ Freeway, Dallas, Texas 75240 (telephone:  972.770.8854) or Lynda Ferrell, Benefits Department, Brinker International, Inc., 6820 LBJ Freeway, Dallas, Texas 75240 (telephone:  972.770.5884).